TIFF Investment Program, Inc.

                   TIFF Bond Fund

                    2405 Ivy Road
           Charlottesville, Virginia 22903

                Information Statement


    We are not asking you for a proxy and you are requested not to send us a proxy.


This  Information  Statement  is being  furnished  to
all persons  owning shares  ("Members")  of TIFF Bond
Fund  (the  "Fund"),  a  series  of  TIFF  Investment
Program,  Inc. ("TIP"),  to provide such Members with
information   regarding   the  terms  of  the  Master
Investment    Management    Agreement    (the    "MIM
Agreement")   between  the  Fund's   Money   Manager,
Atlantic   Asset    Management    Partners,    L.L.C.
("Atlantic"),   and  Fountain   Capital   Management,
L.L.C.   ("Fountain"),   an  affiliate  of  Atlantic.
Pursuant  to  the  MIM   Agreement,   Fountain   will
provide   the  Fund   with  high   yield   investment
management   services   and  manage  the  portion  of
assets  allocated  to Atlantic by TIP,  pursuant to a
Money  Manager  Agreement  between  TIP, on behalf of
the Fund,  and  Atlantic  dated March  31,1994,  that
may be  invested  in  high  yield  securities.  TIP's
Board  of   Directors   has   approved   the   Master
Investment    Management    Agreement    (the    "MIM
Agreement")  between  Fountain and Atlantic.  The MIM
Agreement has been fully executed between Fountain and Atlantic and has been approved by the Board of Directors of TIP at a meeting held on September 14, 1998, and now it governs the relationship between the Fund, Atlantic, and Fountain.

TIP  was  not  required  to  obtain  approval  of the
Fund's  Members  before  approving  the MIM Agreement
because  TIP has  obtained  an  exemptive  order (the
"Order") from the Securities and Exchange  Commission
exempting   TIP  from  certain   provisions   of  the
Investment  Company  Act of 1940 (the "1940 Act") and
the  regulations   thereunder  that  would  otherwise
mandate  such  approval.  (The Order  permits  TIP to
enter  into  new   agreements,   or  amend   existing
agreements,  with Money  Managers  without  obtaining
Member  approval,  but the  exemption  does not apply
to  the  advisory  agreement  with  TIP's  investment
advisor,    Foundation   Advisers,   Inc.,   or   any
amendments  to  such   agreement.)  This  Information
Statement  is  being   provided  to  all  Members  as
required by one of the conditions to the Order.

The Board of Directors of TIP expects to mail this Information Statement on or about November 12, 1998.

         FUND INFORMATION

Member  Information.  As of  October  30,  1998,  the
Fund   had   outstanding    19,469,933    shares   of
beneficial interest representing a total net asset value of $200,377,213, each dollar of beneficial interest being entitled to one vote.


As of October 30, 1998, the following persons owned of record or beneficially 5% or more of the shares of common stock of the Fund:

Name and Address                            Amount and Nature           Percent
of Beneficial Owner                      of Beneficial Ownership       of Fund

The Duke Endowment                          2,607,967                   13.36%
100 North Tryon Street, Suite 3500
Charlotte, NC 2802

Triangle Community Foundation               1,612,416                    8.25%
PO Box 12834
Research Triangle Park, NC 27709

Rosemary Foundation                         1,456,247                    7.45%
6028 Magazine Street
New Orleans, LA 70118

Jacksonville Community Foundation           1,096,226                    5.61%
112 W. Adams Street
Jacksonville, FL 32202

The Fund will furnish, without charge, a copy of TIP's annual report for the period ended December
31, 1997, and semi-annual report for the period ended June 30, 1998, to any Member upon request.
To  request a copy,  please  write to TIP at 2405 Ivy
Road;  Charlottesville,  VA  22903  or  call  TIP  at
(800) 984-0084.

Distributor  and  Administrator.   Investors  Capital
Services,  Inc.'s  address is 600 Fifth  Avenue,  New
York,   New  York   10020,   serves  as  the   Fund's
administrator.    AMT   Capital   Securities,   LLC's
address  is 399  Park  Avenue,  New  York,  New  York
10022 and serves as the Fund's distributor.

Investment   Adviser   and  Money   Managers.   TIP's
executive  offices  are  located  at 2405  Ivy  Road,
Charlottesville,    Virginia   22903.    The   Fund's
investment  adviser  is  Foundation  Advisers,   Inc.
("FAI"),  a  registered  investment  adviser  with an
address at 2405 Ivy Road,  Charlottesville,  Virginia
22903.    Pursuant   to   its   investment   advisory
agreement  with TIP (the "Advisory  Agreement"),  FAI
(a)  develops  investment  programs,   selects  money
managers  (the  "Money  Managers")  who  each  act as
sub-advisers   with  respect  to  a  portion  of  the
Fund's    assets,    and   monitors   Money   Manager
investment  activities  and results;  (b) provides or
oversees  the  provision  of all general  management,
investment   advisory,   and   portfolio   management
services to TIP; and (c) provides TIP with office space, equipment, and personnel.

At a meeting of the Fund's  Board of  Directors  held
on  September   14,  1998,   the  Board   unanimously
approved  the  terms  of the  MIM  Agreement  and the
sub-advisory   relationship   between   Atlantic  and
Fountain in which  Fountain  will  provide high yield
investment  management  services  to  the  Fund.  The
following  summary  provides  information  about  the
relationship  between  Fountain  and  Atlantic,   the
benefits of this  sub-advisory  relationship  to TIP,
and the terms and  conditions  of the MIM  Agreement.
Please   see  the   section   of   this   Information
Statement  entitled  "Evaluation  and  Action  by TIP
Directors"    for    information     regarding    the
deliberations of the Board of Directors concerning approval of the MIM Agreement.

Investment  Management  Services  to be  Provided  by
Fountain

Pursuant  to  the  MIM   Agreement,   Fountain   will
provide  high yield  investment  management  services
to the Fund and  manage the  Fund's  assets  pursuant
to the set of  guidelines  governing  the  underlying
funds  that may be  utilized  by  Atlantic.  Fountain
invests   only  in  the  high  yield  sector  of  the
corporate  bond  market.   Within  that  universe  it
concentrates   on  improving   credits  in  improving
industries  screened through a proprietary  valuation
model.  Fountain  focuses on the higher  quality  end
of the high yield  universe by buying the  securities
of  strong  and  emerging  growth  companies.   Using
this  approach,  Fountain  usually  has  a  portfolio
yield less than the leading high yield  indices,  but
a   default   loss  rate   significantly   below  the
universe and an upgrade/downgrade ratio well above the universe.

Terms and Conditions of the MIM Agreement

The MIM Agreement was approved by the Board of Directors on September 14, 1998. Members are not being asked to approve the MIM Agreement.

Money  Management  Fees.  The fees  the Fund  pays to
Atlantic will not be increased as a result of the MIM Agreement since all the fees paid to Fountain for its high yield investment management services to TIP will be borne by Atlantic. Fountain will receive compensation based upon the proportionate share of TIP's total fees paid to Atlantic and its affiliates. Fees are due and payable to Fountain within 10 days of receipt of fee payment from TIP.
Proportionate share is determined as the average market value, including accrued income, of TIP's assets managed by Fountain in relation to TIP's total assets managed by Atlantic and its affiliates over the billing period.

Basic Terms.  The MIM  Agreement  has an initial term
of one month  and  provides  that it will  thereafter
continue  in effect  from  month to  month.  Although
TIP is not a  contractual  party to the MIM Agreement
and may not  terminate  the  MIM  Agreement,  it is a
contractual  party  to the  Money  Manager  Agreement
between  TIP and  Atlantic.  Under  the  terms of the
Money  Manager  Agreement  between TIP and  Atlantic,
such  agreement  has an initial term of two years and
provides that it will  thereafter  continue in effect
from  year to  year  only  if  such  continuation  is
specifically   approved  at  least  annually  by  (a)
either (i) a vote of a majority of the Board of Directors of TIP or (ii) a vote of a majority of the outstanding voting securities of the Fund, and
(b) a vote of a majority of the Fund's Directors who are not "interested persons" (as defined in the 1940 Act). The Money Manager Agreement provides that it may be terminated by the Fund, by its Board of Directors, or by a vote of a majority of its outstanding voting securities, or by Atlantic, in each case at any time upon 30 days' written notice to the other party. In addition, the Agreement provides for its automatic termination in the event of assignment.

The  Atlantic  Agreement  provides  that  Atlantic is
required to manage the  securities  held by the Fund,
subject to the  supervision  and stated  direction of
FAI, the Fund's  investment  adviser,  and ultimately
TIP's  Board of  Directors,  in  accordance  with the
Fund's  investment   objective  and  policies,   make
investment decisions for the Fund, and place orders to purchase and sell securities on behalf of the Fund.

The Atlantic Agreement provides that Atlantic is not liable to the Fund for any error of judgment but shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith or gross negligence by Atlantic in providing services under the Agreement or from reckless disregard by Atlantic of its obligations and duties under the Agreement.

Anticipated    Benefits    from   the    Sub-Advisory
Relationship

Fountain  provides  Atlantic with a very  experienced
high  yield   bond   management   team  with   proven
capability.   With  Fountain's  expertise,   Atlantic
can  allocate  up to  10% of its  portfolio  to  high
yield  bonds with the  objective  of  increasing  the
portfolio's  total return  while  lowering its return
volatility   because  of  historic  low   correlation
between high yield bonds and investment grade bonds.

Background Information Regarding Fountain

Fountain was formed in 1990 and is owned by its four principals and Atlantic. The firm has four professionals and four staff dedicated exclusively to high yield bond management. The principals of the firm have a combined fifty years experience in high yield bond management and have worked together since Fountain was established and at a previous firm. Fountain currently manages $440 Million for 17 clients.

The   following    persons   owned   of   record   or
beneficially 10% or more of the shares of common stock of Fountain:

Atlantic Asset Management Partners, L.L.C.
H. Kevin Birzer
Douglas E. Campbell
Larry H. Powell
Gregory L. Smith

The name and principal occupation of each principal executive officer and Director of Fountain is as follows:

Name                         Position
Larry H. Powell              Director, President, Partner, Portfolio Manager
H. Kevin Birzer              Director,  Vice  President,  Partner,  Securities
                             Analyst and Assistant  Portfolio Manager
Douglas E. Campbell          Director, Secretary, Treasurer, Partner, Securities
                             Analyst and Assistant Portfolio Manager
Gregory L. Smith             Chairman, Partner


The business address of each of the persons listed above is 9225 Indian Creek Parkway, Suite 1150,
Overland Park, KS 66210

EVALUATION AND ACTION BY TIP DIRECTORS

At a meeting on  September  14, 1998,  the  Directors
of  TIP  considered   information   with  respect  to
whether the MIM  Agreement  is in the best  interests
of  the  Fund   and  its   Members.   The   Directors
considered,  with  respect to  Fountain,  among other
factors,  its  long-term  track  record  serving  the
institutional      investment     community,      the
quantitative  and  qualitative  tools  that drive its
investment      strategy,      its     administrative
capabilities  and  experience,  and the fact that the
Fund   would   receive   high   quality   high  yield
investment   management  services  at  no  additional
cost.

Based  upon  its  review,   the  Board  of  Directors
concluded  that  the  MIM  Agreement  is  reasonable,
fair,  and in the best  interests of the Fund and its
Members,   and  that  the  fees   provided   in  such
Agreement  are fair and  reasonable.  In the  Board's
view,  the  services  that  Fountain can provide with
respect to high  yield  investment  management  under
the terms of the MIM  Agreement is  desirable  and in
the  best  interests  of the  Fund  and its  Members.
Accordingly,   after   consideration   of  the  above
factors,  and such other factors and  information  as
it  deemed   relevant,   the   Board  of   Directors,
including  all  of  the   Independent   Directors  in
attendance at the meeting, unanimously approved the MIM Agreement.